Exhibit 4.3

Compound Real Estate Bonds, Inc. Auto-Invest Program

As a holder of Compound Bonds, you can elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may:

●	automatically place orders for additional Compound Bonds that match the amount and parameters you designate; and/or

●	automatically have the spare change from your everyday purchases rounded up to the next whole dollar and invested in Compound Bonds.

If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Compound Bond Investor Agreement, including the form of Compound Bond which is an exhibit to the Compound Bond Investor Agreement.

You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Compound Auto-Invest Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Compound Site or the Compound App. You may also elect our round up the spare change program to auto invest the change from your daily purchases.

Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Compound Bond Investor Agreement. Prior to each “auto investment,” the investor will be asked to reconfirm the terms and conditions of the Compound Bond Investor Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. Such communication will contain a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(1). If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment,” and containing a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(2).

You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@compoundbanc.com. Each purchase of a Compound Bond in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the Compound Bond Investor Agreement. If you are no longer able to make the representations and warranties in the Compound Bond Investor Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the Compound Bond Investor Agreement.

Once Compound Real Estate Bonds, Inc. has qualified with the Securities and Exchange Commission (“SEC”) for a Regulation A offering of Compound Bonds, the only offering to sell securities is found in the Company’s Form 1-A and amendments and supplements thereto, including the offering circular which forms a part thereof (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in Compound Bonds should be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in Compound. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.